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Exhibit 99(a)(1)

THE OHIO ART COMPANY

OFFER TO PURCHASE FOR CASH

ALL SHARES OF COMMON STOCK, $1 PAR VALUE,
HELD BY HOLDERS OF 99 OR FEWER SHARES

        The Ohio Art Company, an Ohio corporation ("Ohio Art" or the "Company"), is offering (the "Offer") to purchase for cash all shares of its common stock, $1 par value per share (the "Shares" or "Common Stock"), held by shareholders that own 99 or fewer Shares as of the close of business on January 19, 2005, subject to the terms set forth in this offer to purchase (the "Offer to Purchase") and in the accompanying letter of transmittal.

        We will pay $9.20 per Share properly tendered by an eligible shareholder. Payment will be made promptly after the expiration of the Offer.

        THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 3, 2005 (THE "EXPIRATION DATE"), UNLESS EXTENDED OR EARLIER TERMINATED. WE MAY EXTEND OR TERMINATE THIS OFFER AT ANY TIME.

        If you are an eligible shareholder and would like to accept this Offer, you must tender all of your Shares in the manner described in this Offer to Purchase and in the letter of transmittal. This Offer is not conditioned on the receipt of any minimum number of tenders. PARTIAL TENDERS WILL NOT BE ACCEPTED. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER.

        If, during or after completion of this Offer, we have fewer than 300 shareholders of record, we intend to terminate the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and become a private, non-reporting company. This means that we will no longer file periodic reports with the Securities and Exchange Commission (the "SEC"), including, among other things, annual reports on Form 10-K and quarterly reports on Form 10-Q, and we will not be subject to the SEC's proxy rules. If all of the holders of 99 or fewer Shares tender their Shares in this Offer and such Shares are purchased by us in the Offer, we may have less than 300 shareholders of record.

        If you have any questions regarding this Offer, please contact the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase. If you would like additional copies of this document, please contact the Company and copies will be furnished to you promptly, free of charge. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

        No person has been authorized to make any recommendation on our behalf as to whether eligible shareholders should tender their Shares pursuant to this Offer. No person has been authorized to give any information or to make any representations in connection with this Offer other than those contained in this Offer to Purchase or in the letter of transmittal. If made or given, any recommendation or other information should not be relied upon as having been authorized by us.

        PLEASE READ THIS ENTIRE OFFER TO PURCHASE BEFORE MAKING ANY INVESTMENT DECISION.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of this transaction nor upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

        The date of this Offer to Purchase is February 2, 2005.

IMPORTANT

        If you are a holder of 99 or fewer Shares as of January 19, 2005, (the "Record Date") and wish to accept this Offer, there are two methods by which you can tender your Shares, depending on how you hold those Shares:

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  If you hold physical certificates evidencing the Shares, you should complete and sign the accompanying letter of transmittal in accordance with its instructions, and mail and deliver it together with the physical certificate(s) for all your Shares to Registrar and Transfer Company, the Depositary for this Offer, at the address on the back cover of this Offer to Purchase; or

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  If you are a shareholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you should contact that broker or other record holder, as well as the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase.

        For more information regarding the procedure for tendering Shares, see "Terms of the Offer—Procedure for Tendering Shares."

        If you hold more than 99 shares of Common Stock, you are not eligible to participate in this Offer.

SUMMARY OF TERMS

        This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this Offer to Purchase. To fully understand this Offer and the other considerations that may be important about whether to tender your Shares, you should carefully read this Offer to Purchase in its entirety. For further information regarding Ohio Art, see "Where You Can Find Additional Information." Except as otherwise provided, the words "Ohio Art," the "Company," "we," "our," "ours," and "us" refer to The Ohio Art Company and its subsidiaries.

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  We are offering to purchase for cash all Shares held by shareholders who own 99 or fewer Shares as of the close of business on the Record Date. The material terms and conditions of the Offer are set forth below. For additional information regarding the terms of the Offer, see "Terms of the Offer."

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  This Offer is voluntary; eligible shareholders may, but are not required to, tender their Shares. Eligible shareholders who wish to accept this offer, however, must tender all of the shares they own. Partial tenders will not be accepted. We will pay $9.20 for each Share that is properly tendered by an eligible holder. This price was the closing price of our Common Stock on the American Stock Exchange on August 20, 2004, which was the last day the Common Stock was traded on the American Stock Exchange. It also represents a 31% premium over the highest bid price of $7.00 quoted on the pink sheets published by Pink Sheets® LLC in the 30 days prior to announcement of this Offer.

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  YOU WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS in connection with the sale of your Shares pursuant to this Offer, except that if you hold your Shares through a nominee, the nominee may charge you a fee for tendering your Shares.

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  THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 3, 2005, UNLESS EXTENDED OR EARLIER TERMINATED. IN ORDER FOR YOUR TENDER TO BE ACCEPTED BY US, THE DEPOSITARY MUST RECEIVE YOUR DOCUMENTS AT OR PRIOR TO THE EXPIRATION DATE. WE WILL MAKE A PUBLIC ANNOUNCEMENT IF WE DECIDE TO EXTEND THE TENDER OFFER. SEE "TERMS OF THE TENDER OFFER—EXPIRATION AND EXTENSION OF THE OFFER."

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  Once you tender your Shares in the Offer, you may not withdraw them. If your Shares are not properly tendered on or prior to 5:00 P.M., New York City Time, on the Expiration Date, we will have no obligation to accept your tender of your Shares. If we do not accept your tender of your Shares, we will return your Shares to you. See "Terms of the Offer—No Withdrawal Rights" and "Terms of the Offer—Conditions to the Offer."

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  If you sell your Shares to us pursuant to this Offer, you will no longer be a shareholder of Ohio Art and will no longer have voting rights or the right to receive any dividends that might be declared in the future.

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  If, during or after completion of this Offer, we have fewer than 300 shareholders of record, we intend to deregister our Common stock under the Exchange Act and become a private, non-reporting company. This means that we will no longer file periodic reports with the SEC, including, among other things, annual reports on Form 10-K and quarterly reports on Form 10-Q, and we will no longer be subject to the SEC's proxy rules. We do intend, however, to provide our remaining shareholders with financial information with respect to our financial condition and results of operations on an annual basis after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC. See "Special Factors—Effects of the Offer; Plans After Completing the Offer."

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  On August 23, 2004, our Common Stock was voluntarily delisted from the American Stock Exchange. Our Common Stock is currently quoted in the "pink sheets" published by Pink Sheets® LLC, but we cannot predict whether this will continue. See "Special Factors—Effects of the Offer; Plans After Completing the Offer."

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  Since the Offer is voluntary and the Offer price for Shares is at a premium to the bid price of our Common Stock currently quoted on the pink sheets, we have not engaged any person or entity to issue a "fairness" or similar opinion with respect to the Offer. See "Special Factors—Our Position as to the Fairness of the Offer to Unaffiliated Shareholders."

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  We have not granted any shareholder any voting, appraisal or dissenters' rights in connection with the Offer. See "Special Factors—Our Position as to the Fairness of the Offer to Unaffiliated Shareholders."

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  Your receipt of cash in exchange for your Shares will be a taxable transaction for United States federal income tax purposes and may be such for state and local income tax purposes as well. You should consult with your tax advisor before tendering your Shares. See "Special Factors—Federal Income Tax Considerations."

        You may contact the Company if you have any additional questions or need additional copies of any of these documents or any document containing information incorporated by reference in this document at the address, telephone number or email address set forth on the back cover of this Offer to Purchase. See "Where You Can Find Additional Information."

        Our principal executive offices are located at One Toy Street, Bryan, Ohio 43506. Our main telephone number is (419) 636-3141.

QUESTIONS AND ANSWERS

Who is offering to purchase my Shares?

        Ohio Art is offering to purchase Shares held by shareholders who hold 99 or fewer Shares as of January 19, 2005.

Am I eligible to participate in the Offer?

        You may tender your Shares only if you own 99 or fewer Shares, whether you own your Shares of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you).

        If you have questions regarding your eligibility to participate in this Offer, contact the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase. We reserve the right to make all determinations of who is eligible to participate in this Offer.

What will I be paid for my Ohio Art Shares?

        The purchase price being offered is $9.20 per Share. The full price will be paid to you in cash if your shares are purchased. This price represents a 31% premium over the highest bid price of $7.00 quoted on the pink sheets in the 30 days prior to the announcement of the Offer. This price was the closing price of our Common Stock on August 20, 2004, which was the last day the Common Stock was traded on the American Stock Exchange.

        We will not pay any interest on the purchase price during the period beginning when your Shares are tendered and ending on the date you receive your payment.

Will I have to pay brokerage commissions if I tender my Shares?

        No. You will have no obligation to pay any commissions as a result of your participation in this Offer, except that if you hold your Shares through a nominee, the nominee may charge you a fee for tendering your Shares.

When will I receive my money?

        Your check will be mailed to you promptly after the Expiration Date. Please allow sufficient time for the U.S. Postal Service to deliver your check.

Do I have to tender my Shares?

        No, you may elect to continue to hold your Shares and retain your rights as a shareholder, including the right to vote your Shares and to receive any dividends that might be declared in the future. On August 23, 2004, our Common Stock was voluntarily delisted from the American Stock Exchange.

How do I tender my Shares?

        If you are a "record holder" and hold your Shares in your own name, complete and sign the letter of transmittal and deliver it, along with your Share certificate(s) for all your Shares, to the Depositary at its address on the back cover of this Offer to Purchase. Please send your documents so that they are received at or before 5:00 P.M., New York City Time, on March 3, 2005.

        If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your Shares. You will need to provide them with instructions. In addition, you may contact the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase for further information.

        See "Terms of the Offer—Procedure for Tendering Shares" for more detailed instructions.

How much time do I have to tender my Shares?

        You may tender your Shares at any time up to and including 5:00 P.M., New York City Time, on March 3, 2005. Your documents must be received in good order by the Depositary by that time. We may choose to extend the Offer for any reason. If we do so, we will issue a press release by 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date.

Can I tender less than all of my Shares?

        No. If you wish to tender any of your Shares, you must tender all of your Shares. Partial tenders will not be accepted.

Can I withdraw previously tendered Shares?

        No. Once you elect to tender your Shares, you cannot withdraw your tendered Shares.

What if I have lost my Share certificate(s)?

        You may still participate in the Offer by signing the letter of transmittal. If we receive a letter of transmittal without Share certificates, your Shares will be considered lost and your signature on the letter of transmittal will acknowledge that you agree to the terms and conditions of the Offer and the affidavit regarding lost certificates contained in the letter of transmittal.

        If you have any questions regarding lost Share certificates, please contact the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase.

Why is Ohio Art making the Offer?

        Over the last several years, the costs of being a reporting company have increased significantly. With the enactment of the Sarbanes-Oxley legislation signed on June 30, 2002 ("Sarbanes-Oxley"), the costs to us of continuing to be a reporting company have increased and are expected to continue to increase and be significant given our small size and the relative benefits we can derive from being a reporting company. The corporate governance, SEC reporting, internal control documentation and attestation procedures, and disclosure compliance obligations required by Sarbanes-Oxley are disproportionately more burdensome to us given our market capitalization and net income compared to larger public companies. Sarbanes-Oxley compliance means significant increases in annual accounting, legal and insurance costs to us simply for being a reporting company and will significantly affect the time our management will be able to devote to operating our business. Since the enactment of Sarbanes-Oxley, we have been weighing these increased costs and compliance burdens against the value to us of continuing to remain a reporting company. On February 24, 2004, we applied for delisting of our Common Stock from the American Stock Exchange and on August 23, 2004, the SEC granted our application and our Common Stock was removed from listing on the American Stock Exchange.

        One of the reasons we are making the Offer is to reduce the number of holders of record of our Shares to fewer than 300 and thereafter to terminate the registration of our Common Stock under the Exchange Act. By so doing, we would no longer be required to file periodic reports and proxy materials with the SEC. By ceasing to be a reporting company, we expect to achieve substantial cost savings. In addition, we believe the Offer will provide an economical means for small holders of our Common Stock to sell their Shares without incurring any brokerage commissions.

Will the Shares continue to trade on the pink sheets following the completion of the Offer?

        On the date of this Offer to Purchase, our Shares were traded on the pink sheets but we cannot predict whether this will continue. As a result, it may become even more difficult for our remaining shareholders to sell their Shares.

What are the federal income tax consequences of participating in the Offer?

        Your receipt of cash in consideration for your Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local, foreign and other tax purposes as well.

        Please consult with your tax advisor to determine the federal, state, local, foreign and other tax consequences of sales made by you pursuant to the Offer in view of your own particular circumstances before tendering your Shares. Foreign persons are urged to consult their tax advisor regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See "Special Factors—Federal Income Tax Considerations" below for a more detailed general discussion.

What if I have additional questions about the Offer?

        If you have additional questions, you may contact the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase.

SPECIAL FACTORS

Purposes of the Offer

        We have decided to commence this Offer to achieve the following objectives:

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  Terminate Registration of Our Common Stock. As a "reporting company" under the Exchange Act, we are obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act. We are subject to increased regulatory requirements that have been imposed by Sarbanes-Oxley. Moreover, we believe that the annual costs associated with being a reporting company are substantial for a company of our size. The management time and attention associated with the preparation of these reports is considerable. If most or all eligible shareholders participate in the Offer, we expect to have fewer than 300 shareholders of record upon the completion of the Offer and intend to terminate the registration of our Common Stock under the Exchange Act. After we terminate the registration of our Common Stock, we will no longer be required to file periodic reports or proxy statements with the SEC and will no longer be subject to most of the regulations imposed by the SEC pursuant to Sarbanes-Oxley. Because the trading in our Common Stock had been limited for some time and because there is now no active trading market for our Shares, we believe that we currently derive little benefit from our status as a SEC reporting company. We are aware of no securities analysts that currently report on Ohio Art, and our Shares trade infrequently and at low volumes on the pink sheets. See "Special Factors—Effects of the Offer; Plans After Completing the Offer."

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  Provide Small Shareholders an Opportunity to Sell Their Shares. Because the trading market for our Shares in the pink sheets is relatively illiquid, it is often difficult for our shareholders to dispose of their Shares when they choose. In particular, holders of small numbers of our Shares often find it costly to dispose of their Shares due to the minimum brokerage commissions typically charged. We believe the Offer will provide a more economical means for small holders of our Shares to sell their Shares.

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  Reduce Costs Associated with Administering Small Shareholder Accounts. The expense of administering the accounts of small shareholders is disproportionate to their ownership interest in us. As of January 19, 2005, we had 886,784 Shares issued and outstanding. We had approximately 216 shareholders of record that held 99 or fewer Shares, holding an aggregate of approximately 4,256 Shares. As of the same date, an estimated 137 shareholders of record held 100 or more Shares, holding an aggregate of approximately 882,528 Shares. As a result, approximately 61% of the administrative expense relating to our shareholder accounts relates to the administration of shareholder accounts constituting less than 1.0% of our issued and outstanding Shares. Even if the record shareholder base is not reduced to below 300, we believe that reducing the number of shareholders will reduce expenses going forward.

Our Reasons For Pursuing the Offer

        Over the last several years, the costs of being a reporting company have increased significantly. With the enactment of Sarbanes-Oxley, the costs to us of continuing to be a reporting company are and will continue to be significant given our small size and the relative benefits we can derive from being a reporting company. The burdens of periodic reporting, and costs of documenting our internal control systems and other procedures, and disclosure compliance obligations required by Sarbanes-Oxley are disproportionately more burdensome to us given our market capitalization and net income compared to larger public companies. Sarbanes-Oxley compliance means significant increases in annual accounting, legal and insurance costs to us simply for being a reporting company and will significantly reduce the time our management will be able to devote to operating our business. Since the enactment of Sarbanes-Oxley, we have been weighing these increased costs and compliance burdens against the value to us of continuing to remain a reporting company. We believe we can have effective corporate governance by adapting good practices to our own size, business complexities and needs. On August 23, 2004, our Common Stock was voluntarily delisted from the American Stock Exchange.

        Ultimately, we concluded that this Offer would be an efficient and effective way to:

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  Reduce the number of our shareholders of record and possibly allow us to terminate the registration of our Common Stock and eliminate the annual accounting and legal expenses associated with complying with the periodic reporting requirements of the Exchange Act and the enhanced regulatory burdens imposed by Sarbanes-Oxley;

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  Provide an economical means for small holders of our Common Stock to sell their Shares; and

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  Save on the costs of administering many small shareholder accounts.

        For these reasons, we have decided to make this Offer. See "Special Factors—Our Position as to the Fairness of the Offer to Unaffiliated Shareholders."

Potential Adverse Effects of the Offer

        Our board of directors also was aware of and considered the following potential adverse effects of this Offer:

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  Tendering shareholders will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in the value of our Common Stock.

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  As indicated above, if as a result of this Offer we become eligible to do so, we intend to terminate the registration of our Common Stock under the Exchange Act.

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  The liquidity of the market for our Shares has been very limited and this Offer will likely further reduce the liquidity of the trading of our Shares.

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  After the completion of the Offer and, if possible, deregistration of our Common Stock as planned, we will no longer be required to file periodic reports with the SEC. As a result, it may be difficult for our remaining shareholders to receive timely information concerning the development of our business or our financial condition or results of operations.

        For a more detailed discussion, see also our discussion under "Special Factors—Effects of the Offer; Plans After Completing the Offer."

Our Position as to the Fairness of the Offer to Unaffiliated Shareholders.

        Our board determined the Offer price of $9.20 per Share. We believe that the Offer is fair to eligible shareholders that are unaffiliated with us. The determination of the Offer price of $9.20 per Share and our belief as to fairness of the Offer to these shareholders is based on the following factors:

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  The Offer is voluntary for eligible shareholders.

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  The price of $9.20 per Share is equal to the per Share closing price for our Shares on the American Stock Exchange on August 20, 2004, which was the last day the Common Stock was traded on the American Stock Exchange. It also represents a 31% premium over the highest bid price of $7.00 quoted on the pink sheets in the 30 days prior to announcement of this Offer.

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  Eligible shareholders who choose to participate in the Offer will avoid the brokerage commissions that they would otherwise incur if they disposed of their Shares in a brokerage transaction (although a holder will have federal and state income tax consequences and may be charged a fee if it holds its Shares through a nominee, as discussed below).

        We also believe that the Offer is fair to our unaffiliated shareholders that are not eligible to participate in the Offer or decide not to tender. Our belief as to the fairness of the Offer to these shareholders is based on the following material factors:

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  We believe shareholders will benefit from the cost savings from deregistration of our Shares and the corresponding ability of management to focus on operations without the distractions associated with SEC reporting obligations.

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  If we succeed in deregistering our Shares with the SEC, we will no longer be subject to the SEC reporting or proxy disclosure requirements. However, we intend to continue to provide certain annual financial information to our shareholders.

        The above discussion is not intended to be exhaustive, but includes the material factors upon which we based our determination that the Offer is fair to our unaffiliated shareholders. In reaching this determination, our board of directors considered:

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  the enactment of Sarbanes-Oxley and its corresponding costs and compliance burdens for us;

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  the illiquidity of the market for our Shares, and the low trading volumes in our Shares;

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  recent results of operations; and

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  historical and recent trading prices of our Shares.

        See "Special Factors—Our Reasons for Pursuing the Offer" and "Information About the Company—Market Price and Dividend Information;—Share Repurchases." Our board also considered the potential adverse effects of the Offer. See "Special Factors—Potential Adverse Effects of the Offer." In reaching its determination that the Offer is fair to unaffiliated shareholders, our board of directors considered all factors as a whole and has not assigned specific weights to particular factors, though individual directors may have given differing weights to these factors. None of the factors that we considered led us to believe that the Offer is unfair to our unaffiliated shareholders.

        Because of the voluntary nature of the transaction, our board of directors considered this Offer fair even though the Company may have a higher going concern value and liquidation value. The Common Stock had a book value per Share of $6.70 as of October 31, 2004.

        Our board did not consider book value and going concern value material to its fairness decision given that this Offer is directed only to shareholders owning small numbers of Shares who could benefit from selling their Shares without brokerage commissions. This Offer does not involve a merger, sale of all outstanding Shares or a sale of substantially all of the assets of the Company. We believe a measure of book value or going concern value would be more appropriate under those circumstances.

        Our board of directors is not aware of any firm offers made by any person during the past two years for (1) the merger or consolidation of the Company with or into another company, (2) the purchase of all or a substantial part of Ohio Art's assets or (3) a purchase of Ohio Art's securities that would enable the holder to exercise control of Ohio Art, and we have no plans or arrangements for any such transaction. On November 29, 2004, we entered into an asset purchase agreement to sell substantially all of the assets of our Strydel Diversified Products division ("Strydel") to May and Scofield, LLC. The purchase price for the sale will be dependent on the valuation of certain of the assets, including inventory and tooling, at the date of closing on the transaction but is estimated to be approximately $2,239,000. We agreed to retain liabilities of Strydel incurred prior to the closing of the sale with certain exceptions. The Strydel transaction is contingent upon the occurrence of certain closing conditions. The closing is expected to be no later than March 31, 2005. There can be no assurance, however, that the closing will occur.

        This Offer was approved by a unanimous vote of our board of directors. Our board of directors believes that the Offer is procedurally fair since it is voluntary. As a result, each shareholder is entitled to make an individual decision based on his or her personal financial situation, personal risk tolerance, personal view of the Company or other factors.

        In connection with its determination of the Offer price and its fairness to the eligible shareholders, the board considered analyses of historical trading prices, volume and liquidity compiled from public data by management. Our board of directors did not believe it was necessary to retain an unaffiliated representative to act solely on the behalf of our unaffiliated shareholders for purposes of negotiating the terms of the Offer or to prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered pursuant to the Offer or relating to the fairness of the transaction to the Company or any shareholder. The engagement of such a representative was deemed not to be necessary because the transaction is voluntary and the purchase price to be paid in the Offer represents a premium to the weighted average trading closing price of our Shares over the last year and will actually be less costly to tendering shareholders than ordinary open market sales because of the absence of brokerage commissions.

        Ohio law does not require that shareholders approve the Offer. In addition, under Ohio law, shareholders are not entitled to exercise dissenters' or appraisal rights in connection with the Offer. Our board of directors has not granted any shareholder any voting, appraisal or dissenters' rights in connection with the Offer.

Recommendation

        NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES.

Intentions of Insiders

        No executive officer, director or affiliate is eligible to tender Shares in this Offer. In addition, none of the Company's executive officers, directors or affiliates has made a recommendation either in support of or opposition to the Offer.

Effects of the Offer; Plans After Completing the Offer.

        As of the Record Date, there were 353 record holders of our Common Stock. As of that date there were approximately 216 holders who owned 99 or fewer Shares of record, which does not include any holders that own 99 or fewer Shares beneficially. Holders that own their 99 or fewer Shares beneficially may also participate in the Offer. If most or all of the eligible record holders participate in the Offer, we expect that there will be fewer than 300 record holders of our Common Stock following the completion of the Offer.

        To the extent that, upon expiration of the Offer, an insufficient number of shareholders will have tendered to reduce the number of record holders of our Common Stock to fewer than 300, we may seek to extend the Offer to allow eligible shareholders additional time to tender their Shares. In addition, regardless of whether we extend the Offer, if, following the completion of the Offer, we continue to have 300 or more record holders of our Shares, we may make an additional offer to purchase Shares held by shareholders that continue to own 99 or fewer Shares.

        During or following the completion of the Offer, if we are eligible to do so, we intend to terminate the registration of our Common Stock under the Exchange Act.

        Under applicable SEC rules, companies are permitted to terminate the registration of, and suspend their SEC reporting obligations with respect to, any class of securities held of record by fewer than 300 persons. Once these obligations have been suspended, companies are no longer required to file periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K or to comply with the SEC's proxy rules and holders of our Common Stock will no longer be subject to the requirements of Sections 13(d) and 16 of the Exchange Act. Because our Common Stock is our only class of securities outstanding, once we suspend our reporting obligations with respect to our Common Stock, we will have no obligation under federal securities laws to provide our shareholders with any periodic reports as to new developments in our business, our financial condition or results of operations. Therefore, following the suspension of our reporting obligations, it will be more difficult for our shareholders to obtain information about us. We do intend, however, to provide our remaining shareholders with basic information with respect to our financial condition and results of operations on an annual basis after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC.

        As of the date of this Offer to Purchase, our Common Stock was traded on the pink sheets. We cannot guarantee, however, whether trading in the pink sheets will continue. As a result, the trading market for our Common Stock may cease to exist and it may be difficult for holders to dispose of their Shares.

        Assuming all eligible shareholders participate in this Offer, we expect to pay approximately $69,000 in aggregate consideration in the Offer. As a result, we do not believe the completion of the Offer will have a material effect on our financial condition or results of operations. All purchases we make pursuant to this Offer will be funded with borrowings under our existing line of credit. All Shares purchased by us pursuant to this Offer are expected to become treasury Shares.

        Except as set forth in this Offer to Purchase, we do not have any plans, proposals or negotiations that would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries other than the Strydel transaction described above;

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  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

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  any change in the present board of directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or

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  any other material change in the Company's corporate structure or business.

        If you tender your Shares in the Offer, the receipt of cash by you in exchange for your Shares will be a taxable transaction for U.S. federal income tax purposes. Subject to limited exceptions, generally, a shareholder who participates in the Offer will recognize a capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the Shares tendered. Any capital gain or loss generally will constitute a long-term capital gain or loss if the holding period for the holder's Shares sold is greater than one year as of the date of sale and a short-term capital gain or loss if the holding period is one year or less as of the date of tender. Neither the Company nor any non-tendering shareholder will incur any federal income tax liability as a direct result of the completion of the Offer. See "Special Factors—Federal Income Tax Considerations."

Recent Transactions, Negotiations and Contacts

        In the last sixty days, we have not been engaged in any negotiations, transactions or material contacts concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of our directors or sale or other transfer of a material amount our of assets, other than the Strydel transaction described above. See "Special Factors—Our Reasons for Pursuing the Offer."

Federal Income Tax Considerations

        In general, if you tender your Shares pursuant to this Offer, your receipt of cash in exchange for your Shares will ordinarily be a taxable transaction for U.S. federal income tax purposes, unless the Shares are owned by a nontaxable entity such as a tax-qualified pension fund (as in the case of a typical section 401(k) account) or a tax-qualified Individual Retirement Account. Subject to limited exceptions, a shareholder who participates in the Offer will generally recognize a capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the Shares tendered. Any capital gain or loss will generally constitute a long-term capital gain or loss if the holding period for the holder's Shares sold is greater than one year as of the date of the tender and a short-term capital gain or loss if the holding period is one year or less as of the date of tender. The federal income tax treatment of a long-term capital gain or loss may be different from that of a short-term capital gain or loss, depending on the holder's personal circumstances. This general description is subject to several exceptions based on complex constructive ownership rules that may treat persons as owning any Shares that are owned (actually or in some cases constructively) by related individuals and entities, as well as Shares that the person has the right to acquire by exercise of an option or by conversion or exchange of a security. If one or more of these exceptions apply, the entire amount of cash received in exchange for the Shares (without reduction for tax basis) may be taxable as ordinary dividend income rather than as capital gain. Certain special tax rules may apply if the holder participating in this Offer is itself a corporation rather than an individual. Holders are urged to consult with their personal tax advisers with respect to the particular federal, state, local, and foreign tax consequences to them as a result of tendering their Shares pursuant to this Offer.

        U.S. Federal Income Tax Withholding For Non-U.S. shareholders.    In general, for purposes of this summary, the term "Non-U.S. shareholder" means a beneficial owner of Shares that is neither a citizen nor a resident of the United States. The Depositary generally will treat the cash received by Non-U.S. shareholders participating in this Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. shareholder's conduct of a trade or business within the U.S. Non-U.S. shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure for any excess withholding.

        Backup Withholding.    By signing the letter of transmittal, you are certifying that the number shown on the letter of transmittal is your correct taxpayer identification number, you are a U.S. person, and you are not subject to backup withholding. A U.S. person (which includes a U.S. citizen and a U.S. resident, whether or not a citizen) may be subject to backup withholding at a rate of 28% with respect to amounts tendered pursuant to this Offer unless such shareholder: (1) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact; or (2) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the shareholder is a U.S. person, the taxpayer identification number is correct, and that the shareholder is not subject to backup withholding because of a failure to report all applicable payments.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THIS OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

TERMS OF THE OFFER

General

        We are offering to purchase for cash all Shares held by shareholders that own 99 or fewer Shares as of the close of business on the Record Date. Properly tendered Shares by shareholders will be purchased at $9.20 per Share. A proper tender will include delivery of a properly executed letter of transmittal to the Depositary. Payment for properly tendered Shares will be made promptly following the expiration of the Offer.

        You may tender your Shares only if your total ownership of our Shares is 99 or fewer Shares, whether of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you). If you elect to tender any of your Shares, you must tender all of your Shares. Partial tenders will not be accepted. Additionally, once you elect to tender your Shares, you cannot withdraw your tendered Shares.

        All questions about the eligibility of any shareholder to participate in the Offer will be determined by us, in our sole discretion, and our determination will be final and binding. If you have questions regarding your eligibility to participate in the Offer, you may contact the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase.

        Participation in the Offer is entirely voluntary. You may choose to continue to hold your Shares and retain your rights as a shareholder, including the right to vote your Shares and receive dividends, to the extent declared by our board of directors. However, if you are a holder of 99 or fewer Shares and elect to accept this Offer, you must tender all of your Shares.

        We estimate that approximately 216 of our 353 shareholders of record plus approximately 115 beneficial holders are eligible to participate in the Offer. These eligible shareholders own approximately 7,500 Shares. Assuming all of these shareholders elected to participate in the Offer and the Shares tendered were purchased at the Offer price of $9.20 per Share, the total cost to us of purchasing these Shares would be approximately $69,000. All purchases we make pursuant to this Offer will be funded with borrowings under our existing line of credit.

        Because we are offering to purchase Shares only from shareholders who own 99 or fewer Shares, the Offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Exchange Act. In addition, because we expect the completion of the Offer to reduce the number of our shareholders of record below 300, the Offer may also constitute a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Exchange Act.

Conditions of the Offer

        This Offer is not conditioned on the receipt of tenders for any minimum number of Shares. We will not accept any alternative, conditional or contingent tenders. Also, any tenders of Shares by any eligible shareholder must be for all of such holder's Shares. If we fail at any time to exercise any of our rights, that failure to exercise shall not constitute a waiver of these rights.

Expiration and Extension of the Offer

        This Offer will expire on March 3, 2005, unless extended to a later date at our discretion. Your Offer documents must be received by the Depositary no later than 5:00 P.M., New York City Time, on the Expiration Date, or on any date thereafter to which the Offer is extended.

        We reserve the right, in our sole discretion, to extend the period of time during which the Offer is open. We can extend the Offer by making a public announcement of the extension. We will make such announcement no later than 9:00 a.m., New York City Time, on the business day after the previously scheduled or announced Expiration Date. A business day means any day other than a Saturday, Sunday or United States federal holiday. Any period measured in business days includes the first day of the period.

        We will disseminate any such public announcement promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

Procedure for Tendering Shares

        Record Holders.    If you wish to tender the Shares for which you are the record holder, you should complete and sign the letter of transmittal according to its instructions and mail or deliver it, together with the physical certificates for your Shares, in the enclosed envelope to the Depositary at the address set forth on the back cover of this Offer to Purchase on or prior to 5:00 P.M., New York City Time, on March 3, 2005.

        Beneficial Holders.    If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you desire to tender your Shares. In addition, for further information, you may contact the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase.

        Method Of Delivery.    The method of delivery of all documents, including certificates for Shares and the letter of transmittal, is at the election and risk of the tendering shareholder. In all cases, sufficient time should be allowed to assure timely delivery of documents.

        The Depositary will set up a separate account at The Depository Trust Company ("DTC") for purposes of this Offer. Participants in DTC may make delivery of tendered Shares by causing DTC to transfer the Shares into the Depositary's account. Even if Shares are delivered in this manner, DTC participants will need to complete and sign a letter of transmittal and deliver it to the Depositary by the Expiration Date. DTC participants can use an "agents message" as a substitute for a letter of transmittal.

        An agents message is a message transmitted by DTC to the Depositary that states that DTC has received an express acknowledgment from a DTC participant tendering the Shares that such participant has received the letter of transmittal and agrees to be bound by its terms and that we may enforce that agreement against the participant.

Rejection; Determination of Validity

        We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or are not eligible to participate in this Offer or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any tender or will incur any liability for failure to give any such notification.

Representations of Tendering Shareholders

        A tender of Shares by you will be treated as a representation by you that (i) you are the beneficial owner of 99 or fewer Shares as of the Record Date, (ii) you are tendering all of your Shares and (iii) you hold a net long position in our Shares equal to the number of tendered Shares. You are also deemed to represent that you own the tendered Shares free and clear of any liens or other encumbrances and have the authority to sell the tendered Shares to us. It is a violation of federal securities laws for anyone to tender Shares unless, at the time of tender and at the Expiration Date (including any extensions), the tendering person (1) has a net long position equal to or greater than the number of Shares tendered and (2) will deliver, or cause to be delivered, the Shares in accordance with the terms of the Offer. You must also agree to complete any additional documents that we request in order to complete the sale of your Shares to us.

Lost or Destroyed Certificates

        If your Share certificates have been lost or destroyed, you may still participate in the Offer by signing the letter of transmittal. If we receive a letter of transmittal without Share certificates, your Shares will be considered lost and your signature on the letter of transmittal will acknowledge that you agree to the terms and conditions of the Offer and the affidavit regarding lost certificates contained in the letter of transmittal.

        If you have any questions regarding lost Share certificates, please contact the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase.

No Dissenters' or Appraisal Rights

        Dissenters' or appraisal rights are not available in this Offer.

No Shareholder Vote

        The Offer is not subject to shareholder vote.

No Withdrawal Rights

        Once you tender your Shares, you may not withdraw them from the Offer.

Purchase and Payment

        Promptly following the Expiration Date of the Offer, subject to the terms and conditions of this Offer to Purchase, we will accept for payment and pay for, and thereby purchase, Shares properly tendered before the Expiration Date. When we accept your Shares for payment, we will have entered into a binding agreement with you on the terms and conditions described in this Offer to Purchase. We will pay for the Shares purchased by sending payment to the tendering shareholders. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment.

        We will pay all Share transfer taxes, if any, payable on the transfer to us of Shares purchased under the Offer. If, however, payment of the purchase price is to be made to any person other than the record holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all Share transfer taxes, if any (whether imposed on the record holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the Share transfer taxes, or exemption therefrom, is submitted to us.

        Certificates for all Shares tendered and not purchased will be returned to the tendering shareholder at our expense promptly after the Expiration Date of the Offer.

Source and Amount of Funds

        We believe that the total number of Shares that may be sold by eligible shareholders pursuant to this Offer is approximately 7,500. Assuming all of these shareholders elect to participate in the Offer and the Shares tendered are purchased at the Offer price of $9.20 per Share, the total cost to us of purchasing these Shares would be approximately $69,000. This amount does not include our expenses associated with the Offer, which are described below under "Fees and Expenses."

        We intend to pay for all validly tendered Shares, as well as for the costs and expenses of this Offer, with borrowings under our line of credit facility with KeyBank National Association (the "Credit Agreement"). Executed on May 21, 2003 and extended for an additional twelve month period in June 2004, the Credit Agreement is a one-year demand line of credit that provides for borrowings of up to $5,000,000. Interest on borrowings under the Credit Agreement is payable monthly at the prime rate announced from time to time by KeyBank National Association plus 0.50%. The amount available under the Credit Agreement as of October 31, 2004 was approximately $3,647,000. The Credit Agreement is collateralized by all real and personal property of the Company.

Fees and Expenses

        We will be responsible for paying all expenses associated with the Offer. We estimate that our total expenses associated with the Offer will be $87,100, consisting of the following:

Depositary Fee	$10,000
Legal Fees	50,000
Printing and Mailing	5,000
SEC Filing Fees	100
Miscellaneous	22,000

Total Estimated Expenses	$87,100

        Tenders may also be solicited by directors, officers and employees of Ohio Art in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses.

        Ohio Art will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to this Offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to this Offer to their customers.

        All requests for additional copies of this Offer to Purchase, the letter of transmittal and other Offer materials may be directed to the Company at the address, telephone number or email address set forth on the back cover of this Offer to Purchase. In addition, any questions regarding the procedures for tendering in the Offer and requests for assistance in tendering your Shares should also be directed to the Company.

Recommendation

        NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER AND TENDER YOUR SHARES. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES FOR PURCHASE.

INFORMATION ABOUT THE COMPANY

Market Price and Dividend Information

        Prior to August 23, 2004, our Common Stock was traded on the American Stock Exchange under ticker symbol "OAR". The following table sets forth the high and low sales prices of the Shares on the American Stock Exchange, as reported by the American Stock Exchange, and dividends per share paid on the Common Stock in the 2005 fiscal year (up to August 23, 2004) and the 2004 and 2003 fiscal years by quarter. On and after August 23, 2004, our Common Stock has been quoted on the pink sheets published by Pink Sheets® LLC. The following table also sets forth the high and low bid prices quoted on the pink sheets for the periods presented on and after August 23, 2004.

	Fiscal Year Ended January 31, 2005
	Sales Priced
			Declared Dividend
	High	Low
Feb-Apr	$11.00	$7.25	$.04
May-Jul	9.90	8.85	.04
Aug-August 20, 2004	12.00	9.00	—
August 23, 2004-October 31	9.50	6.05	—
Nov-Jan 28, 2005	7.10	5.50	—
	Fiscal Year Ended January 31, 2004
	Sales Priced
			Declared Dividend
	High	Low
Feb-Apr	$17.98	$12.45	$.08
May-Jul	15.25	13.05	.04
Aug-Oct	14.20	9.00	.04
Nov-Jan	17.35	11.12	.04
	Fiscal Year Ended January 31, 2003
	Sales Priced
			Declared Dividend
	High	Low
Feb-Apr	$32.25	$18.25	$.16
May-Jul	25.00	10.50	.04
Aug-Oct	14.75	10.25	.04
Nov-Jan	21.00	10.25	.04

Summary Consolidated Financial Information

        Before making a decision to tender your Shares, you should read the following financial information, as well as the financial information incorporated by reference into this Offer to Purchase, and the accompanying notes, in their entirety. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

        The following table sets forth our summary consolidated financial information for the fiscal years ended January 31, 2004 and 2003 and for the nine months ended October 31, 2004 and 2003. This summary financial information has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for the twelve months ended, January 31, 2004 and 2003, which are incorporated herein by reference to our annual report on Form 10-K for the year ended January 31, 2004, and our unaudited consolidated condensed financial information as of, and for the nine months ended October 31, 2004 and 2003, which is incorporated herein by reference to our quarterly report on Form 10-Q for the nine months ended October 31, 2004.

	Nine Months Ended October 31, 2004	Nine Months Ended October 31, 2003	Fiscal Year End January 31, 2004	Fiscal Year End January 31, 2003
	(Dollars in thousands, except per share data)
Net Sales and Other Income	$18,440	$22,316	$29,510	$38,987
Net Income (Loss)	(2,633)	(549)	(447)	1,229
Net Income (Loss) per Share of Common Stock(1)	(3.01)	(.63)	(.51)	1.41
Dividends Declared per Share of Common Stock	.08	.16	.20	.28
Dividends Paid per Share of Common Stock(2)	.08	.16	.20	.28
Book Value per Share of Common Stock(3)	6.70	9.12	9.74	9.90
Earnings (Losses) to Fixed Charges	(14.6)	(1.29)	(.66)	3.44
Average Number of Shares Outstanding	875,709	874,305	874,428	872,979
Working Capital	3,338	5,584	5,799	5,819
Property, Plant and Equipment (net)	5,585	6,818	6,427	7,355
Total Assets	17,664	17,802	16,059	20,456
Long-Term Obligations	3,496	4,882	4,080	4,795
Stockholders Equity	5,938	8,087	8,641	8,777
Average Number of Employees	166	187	187	191

(1)
Based upon weighted average shares outstanding during the year.

(2)
Stock or cash dividend paid every year since 1908 except fiscal year 2001.

(3)
Based upon shares outstanding at period-end.

MANAGEMENT INFORMATION

Directors and Executive Officers

Name	Position(s) with the Company
William C. Killgallon	Chairman and Chief Executive Officer, Director
Martin L. Killgallon II	President and Chief Operating Officer, Director
J. D. Kneipp	Chief Financial Officer, Treasurer
E. A. Clark, Jr.	Vice President Manufacturing
J. D. Wood	Vice President Product Development
J. F. Gostowski	Vice President Lithographic Operations
Frederick W. Axley	Secretary and Director
Joseph A. Bockerstette	Director
Neil H. Borden, Jr.	Director
Frank L. Gallucci	Director
Raymond A. Olczak	Director

        Set forth below is certain information with respect to our directors and executive officers as of the date of this Offer to Purchase. Each of our directors and executive officers is a citizen of the United States. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address of each person is in care of The Ohio Art Company, P.O. Box 111, Bryan, Ohio 43506.

        A director of the Company since 1965, William C. Killgallon has served as Chairman of the Board and Chief Executive Officer of the Company since 1989. Mr. Killgallon is also a director of Columbia Ventures.

        Martin L. Killgallon II has served as a director of the Company since 1981 and as President of the Company since 1989.

        J.D. Kneipp was elected Treasurer and Chief Financial Officer in December 1999. He had previously served as Controller since his election in July 1998 and as Accounting Manager since his date of employment in April 1997.

        E.A. Clark, Jr. was elected Vice President of Manufacturing in July 2000. He had previously served as General Manager of Manufacturing Operations since April 1999 and as Labor Relations Coordinator since his date of employment in May 1995.

        J.D. Wood was elected Vice President of Research and Development in July 2000. She had previously served as Director of the Design Group since her date of employment in November 1995.

        J.F. Gostowski was elected Vice President of Lithographic Operations in July 2003. He had previously served as Manager of Lithography Operations since May 2001 and Assistant Manager of Custom Lithography since his date of employment in January 1998.

        Frederick W. Axley was elected as Secretary and director of the Company on June 1, 2004. Mr. Axley served as a Partner at McDermott Will & Emery LLP (a law firm) from 1969 to 2003. Since 2003, Mr. Axley has been serving as Of Counsel at McDermott Will & Emery LLP. Mr. Axley also serves as President of the Board of Directors for Friends of the Chicago River.

        Joseph A. Bockerstette has served as a director of the Company since 1997. He has been a Partner with Equity Management Group (an investment company) since 1998. Mr. Bockerstette previously served as President of Seyfert Foods, Inc. from 1994 to 2000.

        Neil H. Borden, Jr. has served as a director of the Company since 1988. He is Professor of Business Administration (Emeritus), Darden Graduate School of Business Administration at the University of Virginia, where he has taught since 1963.

        Frank L. Gallucci has served as a director of the Company since 1995. He has served Chairman and Managing Director of Devonshire Limited (an investment company) since 1951. Mr. Gallucci previously served as Senior Partner of Gallucci, Hopkins & Theisen (a law firm) from 1976 to 1993.

        Raymond A. Olczak has served as a director of the Company since 2003. A Certified Public Accountant, Mr. Olczak previously served as Tax Partner for Ernst & Young LLP from 1981 to 2001.

Beneficial Ownership of Directors and Executive Officers

        The following table sets forth information regarding the beneficial ownership of our Common Stock by each director and executive officer, as of December 30, 2004.

        Except as otherwise noted, each person indicated has sole voting and investment power with respect to the securities listed.

Name	Shares		% of Class
William C. Killgallon	184,506	(1)(2)(3)	20.8%
Martin L. Killgallon, II	235,806	(1)(3)(4)	26.6%
Frederick W. Axley	—		*
Joseph A. Bockerstette	—		*
Neil H. Borden, Jr.	606		*
E.A. Clark, Jr.	278		*
Frank L. Gallucci	1,000		*
J.F. Gostowski	242		*
J.D. Kneipp	263		*
Raymond A. Olczak	100		*
J.D. Wood	321		*
Officers and Directors as a group	370,725		41.8%

*
Less than 1%

(1)
Includes 1,200 shares held by the Killgallon Foundation, of which William C. Killgallon and Martin L. Killgallon II are officers and directors, and as to which beneficial ownership is disclaimed.

(2)
Does not include 10,617 shares owned by his wife or 75,910 shares held by his wife as trustee for the benefit of children and grandchildren.

(3)
Includes 52,397 shares which reflect allocated and unallocated shares held in the ESOP (as defined below) as to which William C. Killgallon and Martin L. Killgallon II, as trustees and members of the ESOP's Plan Committee, have shared investment power. Of these 52,397 shares, 11,074 shares reflect shares that have not been allocated to participants' accounts and to which William C. Killgallon and Martin L. Killgallon II, as trustees and members of the Plan Committee, have shared voting power. Of the 41,323 allocated shares, 5,985 and 5,810 shares have been allocated to the accounts of William C. Killgallon and Martin L. Killgallon II, respectively, as to which they have sole voting power. The Killgallons have no voting power with respect to the remaining 29,528 shares in the ESOP. The Killgallons disclaim beneficial ownership of all the shares held in the ESOP other than those allocated to their respective accounts.

(4)
Includes 20,960 shares held for children of Martin L. Killgallon II as to which beneficial ownership is disclaimed, but does not include 2,329 shares owned by his wife or 44,285 shares held by adult children.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on Schedule 13E-3 with the SEC relating to the Offer. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov.

        The SEC allows us to incorporate by reference into this Offer to Purchase information contained in our annual, quarterly and current reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is modified or superseded by information contained in this Offer to Purchase or any other subsequently filed document.

        The financial information incorporated by reference is an important part of this Offer to Purchase and we urge all eligible shareholders to read this financial information in its entirety before tendering their Shares.

        The following financial information has been filed by us with the SEC and is incorporated by reference into this Offer to Purchase:

          1.     Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as amended on May 3, 2004, July 23, 2004 and August 6, 2004;

          2.     Quarterly Report on Form 10-Q for the six months ended July 31, 2004;

          3.     Quarterly Report on Form 10-Q for the nine months ended October 31, 2004; and

          4.     Current Reports on Form 8-K filed on November 7, 2003, February 23, 2004, August 25, 2004 and December 2, 2004.

        We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Offer to Purchase and prior to the expiration of the Offer, or any extension thereof.

        No person is authorized to give any information or represent anything not contained in this Offer to Purchase. We are only making the Offer in places where offers to purchase our Shares are permitted. The information contained in this Offer to Purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

        The documents containing information incorporated by reference into this Offer to Purchase are available without exhibits unless exhibits are also incorporated by reference, without charge upon request to the Company. Any documents so requested will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

The Depositary is:
Registrar and Transfer Company
By Mail: Registrar and Transfer Company P.O. Box 645 Cranford, New Jersey 07016
By Hand and Overnight Delivery: Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016
By Facsimile Transmission: (908) 497-2311
For Information Telephone: (800) 368-5948
The Ohio Art Company P.O. Box 111 Bryan, Ohio 43506-0111 (800) 800-3141 investorrelations@ohioart.com

        Additional copies of this Offer to Purchase, the letter of transmittal or other Offer materials may be obtained from the Company.

        Questions and requests for assistance with the tender procedures also should be directed to the Company.

QuickLinks

  Exhibit 99(a)(1)